Exhibit 10.9
PAYMENT GUARANTY AGREEMENT
THIS PAYMENT GUARANTY AGREEMENT (this “Guaranty”) is made as of the 2nd day of November, 2020, by KBS REIT PROPERTIES III, LLC, a Delaware limited liability company (“Guarantor”), to and for the benefit of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent (“Administrative Agent”), for itself as a “Lender” and the other “Lenders” under the Loan Agreement (referred to below).
RECITALS:
A.As more fully provided in that certain Revolving and Term Loan Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) of even date herewith by and among KBSIII 500 WEST MADISON, LLC, a Delaware limited liability company (“Borrower”), the Lenders party thereto from time to time (collectively, the “Lenders”) and Administrative Agent, the Lenders are prepared to loan to Borrower the maximum aggregate principal amount of $375,000,000.00 (the “Loan”).
B.The Loan is evidenced by one or more promissory notes given by Borrower to the Lenders (as the same may be amended, supplemented, renewed or replaced from time to time, collectively, the “Notes”).
C. Guarantor will benefit directly or indirectly and substantially from the making of the Loan.
D.The execution and delivery of this Guaranty is a condition precedent to Administrative Agent and the Lenders entering into the Loan Agreement and the Lenders’ making of the Loan.
NOW, THEREFORE, to induce Administrative Agent and the Lenders to enter into the Loan Agreement and to induce the Lenders to make the Loan to Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Guarantor covenants and agrees as follows:
1.Defined Terms and Certain Rules of Construction.
(a)Unless otherwise expressly defined herein, all capitalized terms herein will have the meanings ascribed to them in the Loan Agreement. Any defined term used in the plural herein refers to all members of the relevant class and any defined term used in the singular refers to any number of the members of the relevant class.
(b)Any reference to any Loan Document or other document includes such document both as originally executed and as it may from time to time be amended, restated, supplemented or modified. References herein to Articles, Sections and Exhibits will be construed as references to this Guaranty unless a different document is named. References to subparagraphs will be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation”. The terms “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty refers to this Guaranty as a whole and not to any particular provision of this Guaranty.
(c)All exhibits to this Guaranty, as now existing and as the same may from time to time be modified, are incorporated herein by this reference.

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2.Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees to Administrative Agent for the benefit of Administrative Agent and the Lenders and becomes surety for each of the following, but only to the extent that the same are not timely paid by Borrower: (i) subject to the terms and conditions of Section 27 below, the full and timely payment when due, whether by declaration, acceleration or otherwise, of all principal of the Loan including the full and timely payment of principal when due pursuant to the terms of the Loan Agreement, (ii) any accrued and unpaid obligations pursuant to any Lender-Provided Swap other than (and expressly excluding) any obligations under any Swaps that are not secured by the Property (any such obligations, “Lender-Provided Swap Obligations”) relating to the Loan, and any and all present and future Swaps and Lender-Provided Swaps (other than Excluded Swap Obligations) and (iii), the reasonable expenses and fees of legal counsel in connection with any collection and/or enforcement relative to this Guaranty (“Costs”) (all amounts due, debts, liabilities and payment obligations described in this Section 2 which are not timely paid by Borrower are hereinafter collectively referred to as the “Guaranteed Obligations”).
This is a guaranty of payment and performance and not of collection. The liability of Guarantor under this Guaranty is direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other person (including other guarantors, if any), nor against the collateral for the Loan. To the extent permitted by applicable law, Guarantor waives any right to require that an action be brought against Borrower or any other Person or to require that resort be had to any collateral for the Loan or to any balance of any deposit account or credit on the books of Administrative Agent or any Lender in favor of Borrower or any other Person. In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, Borrower is relieved of or fails to incur any debt, obligation or liability as provided in the Loan Documents, Guarantor will nevertheless be fully liable for the Guaranteed Obligations. In the event of a Default or Event of Default which is not cured within any applicable grace or cure period, Administrative Agent and/or the Required Lenders will have the right to enforce their respective rights, powers and remedies (including foreclosure of all or any portion of the collateral for the Loan) thereunder or hereunder, in any order, and all rights, powers and remedies available to Administrative Agent and/or the Required Lenders in such event will be non-exclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. If the Guaranteed Obligations are partially paid or discharged by reason of the exercise of any of the remedies available to Administrative Agent and/or the Required Lenders, this Guaranty will nevertheless remain in full force and effect, and Guarantor will remain liable for all remaining Guaranteed Obligations, even though any rights which Guarantor may have against Borrower may be destroyed or diminished by the exercise of any such remedy.
3.Agreement to Pay. Guarantor agrees to pay, upon written demand by Administrative Agent, the Guaranteed Obligations, irrespective of whether any one or more of the following events have occurred: (i) Administrative Agent has made any demand on Borrower other than any notice specifically required by the Loan Documents; (ii) Administrative Agent or any Lender has taken any action of any nature against Borrower; (iii) Administrative Agent or any Lender has pursued any rights which it has against any other Person who may be liable for any of the Guaranteed Obligations; (iv) Administrative Agent or any Lender holds or has resorted to any security for any of the Guaranteed Obligations; or (v) Administrative Agent or any Lender has invoked any other remedy or right it has available with respect to any of the Guaranteed Obligations. The liability of Guarantor as surety and guarantor of the Guaranteed Obligations is unconditional. Guarantor therefore agrees to pay the Guaranteed Obligations even if any of the Loan Documents or any part thereof are for any reason invalid or unenforceable.
4.Rescission/Reinstatement of Obligations. If at any time all or any part of any payment made by Guarantor or received by Administrative Agent from Guarantor under or with respect to this Guaranty is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or

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reorganization of Guarantor or Borrower), then the obligations of Guarantor hereunder will, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment made by Guarantor, or receipt of payment by Administrative Agent, and the obligations of Guarantor hereunder will continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by Guarantor had never been made.
5.No Other Agreement, Defense. Guarantor warrants to Administrative Agent that: (i) no other agreement, representation or special condition exists between Guarantor and any Lender and/or Administrative Agent regarding the liability of Guarantor hereunder, nor does any understanding exist between Guarantor and any Lender, and/or Administrative Agent that the obligations of Guarantor hereunder are or will be other than as set forth herein; and (ii) as of the date hereof, Guarantor has no defense whatsoever to any action or proceeding that may be brought to enforce this Guaranty.
6.No Right of Subrogation. Unless and until all Obligations of Borrower under the Loan Documents have been irrevocably and indefeasibly paid in full, performed and discharged, and the Lenders no longer have any obligation to make Advances, Guarantor waives and agrees not to enforce any claim, right or remedy which Guarantor may now have or hereafter acquires against the Borrower that arises hereunder and/or from the payment or performance by Guarantor of the Guaranteed Obligations, whether or not any such claim, right or remedy arises in equity, under contract, by statute or otherwise, including: (i) any right of Guarantor to be subrogated in whole or in part to any claim, right or remedy of Administrative Agent or any Lender; (ii) any claim, right or remedy of reimbursement, exoneration, contribution or indemnification from the Borrower or participation in any claim, right or remedy of Administrative Agent or any Lender against the Borrower, any security which Administrative Agent or any Lender now has or hereafter acquires; and (iii) any right to require the marshalling of assets of the Borrower. Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Agreement and that the waivers set forth in this Paragraph are knowingly made in contemplation of such benefits.
7.Waiver of Notice. Guarantor waives any and all notice (other than as specifically set forth herein) with respect to: (i) acceptance by Administrative Agent of this Guaranty or any of the Loan Documents; and (ii) the provisions of any of the Loan Documents or any other instrument or agreement relating to the Guaranteed Obligations; and (iii) any default in connection with the Guaranteed Obligations.
8.Waiver of Presentment, Etc. Guarantor waives any presentment, demand, notice of dishonor or nonpayment, protest and notice of protest in connection with the Guaranteed Obligations except as specifically set forth herein or in the Loan Documents.
9.Administrative Agent’s Rights. To the extent permitted by applicable law, Guarantor waives any defense hereunder based on any claim that Administrative Agent or any Lender has done any of the following, and agrees that any of the following may occur from time to time and without notice to Guarantor and without adversely affecting the validity or enforceability of this Guaranty: (i) release, surrender, exchange, compromise or settle the Guaranteed Obligations or any portion thereof; (ii) change, renew, or waive the terms of the Guaranteed Obligations or any portion thereof; (iii) change, renew, or waive the terms, including the rate of interest charged to the Borrower, of any note, instrument, or agreement relating to the Guaranteed Obligations or any portion thereof; (iv) grant any extension or indulgence with respect to the payment or performance of the Guaranteed Obligations or any part thereof; (v) enter into any agreement of forbearance with respect to the Guaranteed Obligations, or any part thereof; (vi) sell, release, surrender, exchange or compromise any security held by Administrative Agent for any of the Guaranteed Obligations; (vii) release any person or entity that is a guarantor or surety or who has agreed to purchase the Guaranteed Obligations or any portion thereof; (viii) release, surrender, exchange or compromise any security or lien held by Administrative Agent for the liabilities of any person or entity that is a guarantor or

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surety for the Guaranteed Obligations or any portion thereof; and (ix) settle, release, adjust or compromise any claim against the Borrower or any other person secondarily or otherwise liable, including but not limited to any other guarantors or sureties of the Guaranteed Obligations. Guarantor agrees that any of the above may occur from time to time without giving any notice to Guarantor and that Guarantor will remain liable for full payment and performance of the Guaranteed Obligations. To the extent permitted by applicable law, Guarantor further waives any defense based on a claim or defense of Borrower, and waives any right to require Administrative Agent or any Lender to proceed against Borrower, proceed against or exhaust any security for the Guaranteed Obligations or pursue any other remedy in Administrative Agent’s or any Lender’s power whatsoever.
10.Event of Default. Without limiting anything set forth in Section 8.1 of the Loan Agreement, including without limitation Sections 8.1(d) and (e), it will be an Event of Default under the Loan Documents if Guarantor fails to pay any sums as required pursuant to the terms of this Guaranty or in any other document provided in relation hereto.
11.Covenants. Guarantor covenants and agrees, from the date hereof and until the Guaranteed Obligations have been irrevocably and indefeasibly paid in full, performed and discharged, and the Lenders no longer have any obligation to make Advances, to:
(a)duly pay and discharge all liabilities to which it is subject or which are asserted against it, prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent that such liabilities would not reasonably be expected to result in a Material Adverse Change on Guarantor;
(b)cause any indebtedness between or among Guarantor and any other surety or guarantor of the Guaranteed Obligations to be subordinated to the Loan;
(c)furnish Administrative Agent with the financial statements and other information required to be provided by or on behalf of Guarantor under Section 6.15 of the Loan Agreement within the time periods provided for in the Loan Agreement together with such additional information as Administrative Agent shall reasonably request (not more than once per month) regarding Guarantor, within thirty (30) days (or such reasonably necessary time period as may be required by Guarantor) after Administrative Agent's written request therefor (including, when applicable, covenant compliance certificates from Guarantor in form and substance satisfactory to Administrative Agent with respect to Guarantor's financial covenants set forth herein);
(d)intentionally deleted;
(e)comply with each of the following financial covenants starting with the calendar quarter ending on December 31, 2020, and thereafter measured as of the end of each calendar quarter that occurs during the term of the Loan (i.e., as of each March 31, June 30, September 30, and December 31 during the term of the Loan):
(i)not permit its Leverage Ratio to be greater than 0.65 to 1.0. As used herein, (i) "Leverage Ratio" shall mean, as of the date of calculation, Total Liabilities to Total Asset Value, (ii) "Total Liabilities" shall mean, as of the date of calculation, all debt for borrowed money of Guarantor and its subsidiaries (including guaranties), without duplication, determined on a consolidated basis for the applicable measuring period in accordance with GAAP (but excluding any premiums or discounts on debt), and (iii) "Total Asset Value" shall mean, as of the date of calculation, the sum of (a) the total Market Value (defined below) of all properties owned by Guarantor (including the Property), plus (b) all unencumbered cash and cash equivalents, including

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any holdings of shares of Prime US REIT (SGX Ticker: OXMU), plus (c) the book value of notes receivable and other tangible assets. For purposes of this Guaranty, "Market Value" shall mean (A) at all times prior to the REIT Conversion (as such term is defined in the Loan Agreement), as of the date of calculation, the total market value of all properties owned by Guarantor, which shall mean (i) for the Property, as of the date of calculation, the capped value of the Property based on (x) the Annualized Net Operating Income as calculated for the immediately preceding calendar quarter pursuant to Section 6.33 of the Loan Agreement (including, for the avoidance of doubt, the Accenture Rent Adjustments) and (y) the cap rate from the most recent Appraisal provided to and approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) (with options to re-appraise at the request and expense of Borrower or Guarantor once in any six (6) month period), and (ii) with respect to the other real properties owned by Guarantor, (1) for all properties owned for two full quarterly reporting periods, the capped value of real estate assets (net operating income for the applicable reporting periods, annualized and capped at 6.75%, provided that for any property operating at a negative net operating income, Market Value for that asset shall be assumed to be $0), (2) for all real properties owned by Guarantor for less than two full quarterly reporting periods, the undepreciated cost basis of such real property, (3) at Borrower’s option, for all real properties operating at an occupancy of less than 85%, the “as-is” appraised value of such real property pursuant to the most recent Appraisal delivered to Administrative Agent and approved by Administrative Agent in its reasonable discretion (unless (x) such Appraisal is dated more than twelve (12) months prior to the date of calculation or (y) such Appraisal has an “as-is” appraised value based on a stabilization date that has not passed, in which case Guarantor shall deliver to Administrative Agent a new Appraisal acceptable to Administrative Agent in its reasonable discretion at Guarantor’s sole and expense), plus any additional leasing and capital expenditure costs incurred since the date of such Appraisal, or (4) for any property under development (until such time that is twelve (12) months beyond such property’s final completion date), the current cost basis in such property; or (B) at any time after the REIT Conversion, as of the date of calculation, the market value of all properties owned by Guarantor, such market value to be based on the REIT’s ongoing valuation process, which valuation process shall be approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
(ii)The Net Worth of Guarantor shall not be less than $500,000,000. As used herein, "Net Worth" shall mean an amount equal to the Total Asset Value less Total Liabilities, without duplication; and
(iii)Guarantor shall not permit the ratio of EBITDA to Fixed Charges for the preceding four trailing consecutive fiscal quarters to be less than 1.50 to 1.0. As used herein, "EBITDA" shall mean an amount equal to (a) the net income as defined by GAAP for Guarantor and its subsidiaries, without duplication, on a consolidated basis for the applicable measuring period, plus (1) interest expense, income taxes, depreciation and amortization expense, acquisition costs and expenses, and extraordinary or non-recurring losses or losses from sales of assets, plus (2) any non-cash expense or contra revenue reducing net income, minus (3) any extraordinary or non-recurring gains or gains from asset sales, minus (4) any non-cash income or gains increasing net income with the exception of any straight line rent, and minus (5) an amount equal to the sum of (A) $0.25 multiplied by the aggregate number of square feet of office buildings owned by Guarantor not under construction, plus (B) $0.10 multiplied by the aggregate number of square feet of industrial buildings owned by Guarantor and not under construction, all as determined in accordance with GAAP (or, if not determined in accordance with GAAP, as determined in accordance with industry practices); plus (b) Guarantor's share of EBITDA (using the definition under subsection (a) above) in all unconsolidated joint ventures, without duplication, each as determined by Administrative Agent in its reasonable discretion. For purposes of this definition, nonrecurring items shall be

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deemed to include, without limitation, (w) gains and losses on early extinguishment of Indebtedness, (x) any breakage payments or fees in connection with a Swap, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP. As used herein, "Fixed Charges" shall mean the sum of Guarantor's and Guarantor's subsidiaries (without duplication) (A) interest expense (excluding any amortized loan costs relating to loan fees or costs or fees relating to hedging instruments, and amortization related to discounts or premiums on debt), (B) the aggregate amount of scheduled principal payments, excluding balloon payments, and (C) distributions on preferred interests and/or preferred stock.
12.Intentionally Deleted.
13.Notices. Guarantor agrees that all notices, statements, requests, demands and other communications made pursuant to or under this Guaranty must be made in the manner set forth in the Loan Agreement and if sent to Guarantor, to Guarantor’s address listed under its signature(s), below, and if sent to Administrative Agent, to the addresses set forth for Administrative Agent in the Loan Agreement.
14.Entire Agreement; Modification. This Guaranty is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written). This Guaranty may not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.
15.Binding Effect; Joint and Several Obligations. This Guaranty is binding upon Guarantor (subject to the terms and provisions hereof) and inures to the benefit of Administrative Agent, for the benefit of the Lenders, and the respective heirs, executors, legal representatives, successors, and assigns of Guarantor and Administrative Agent, whether by voluntary action of the parties or by operation of law. Guarantor may not delegate or transfer its obligations under this Guaranty. If Guarantor comprises more than one Person, each such Person will be jointly and severally liable hereunder.
16.Unenforceable Provisions. Any provision of this Guaranty which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal will be ineffective only to the extent of such determination and such determination will not affect the validity, enforceability or legality of any other provision, nor will such determination apply in any circumstance or to any party not controlled by such determination.
17.Due Authorization and Execution. Guarantor has the requisite power and authority to enter into, execute, deliver and carry out this Guaranty and to perform its obligations hereunder and all such actions have been duly authorized by all necessary proceedings. This Guaranty has been duly executed and delivered and constitutes the valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms. The execution, delivery and performance of this Guaranty by the Guarantor will not violate the organizational documents of Guarantor or any material agreement or instrument to which Guarantor is a party or by which it is bound or any Governmental Requirement.
18.Participation. Guarantor acknowledges and agrees to the provisions contained in Sections 10.10 and 10.11 of the Loan Agreement and such sections are incorporated herein by reference. Guarantor further agrees that any Lender may elect, subject to and in accordance with the terms of the Loan Agreement, at any time and from time to time, both before and after the occurrence of an Event of Default to the extent permitted under the Loan Agreement, to sell, assign or encumber all or a portion of the Loan and the Loan Documents, or grant, sell, assign or encumber participations in all or any portion of its rights

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and obligations under the Loan and the Loan Documents, and that the guaranty obligations of Guarantor under the Loan Documents will also apply with respect to any purchaser of the Loan (or any portion thereof), assignee, Lender or participant (subject to Sections 10.10 and 10.11 of the Loan Agreement) without any additional notice to or consent from Guarantor, except as expressly provided under the Loan Agreement. Guarantor hereby acknowledges and agrees that each Lender may disclose any and all information in such Lender’s possession to any Transferee subject to and in accordance with Section 10.10(e) of the Loan Agreement.
19.Duplicate Originals; Counterparts. This Guaranty may be executed in any number of duplicate originals, and each duplicate original will be deemed to be an original. This Guaranty (and each duplicate original) also may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute a fully executed Guaranty even though all signatures do not appear on the same document.
20.Remedies Not Exclusive. Guarantor agrees that the enumeration of Administrative Agent’s rights and remedies set forth in this Guaranty is not intended to be exhaustive and the exercise by Administrative Agent of any right or remedy will not preclude the exercise of any other rights or remedies, all of which will be cumulative and will be in addition to any other right or remedy given hereunder or under any other agreement among the parties to the Loan Documents or which may now or hereafter exist at law or in equity or by suit or otherwise.
21.No Waiver. Guarantor agrees that no failure on the part of Administrative Agent to exercise any of its rights under this Guaranty will be a waiver of such rights or a waiver of any default by Guarantor. Guarantor further agrees that each written waiver will extend only to the specific instance actually recited in such written waiver and will not impair the rights of Administrative Agent in any other respect.
22.Costs. Guarantor agrees to pay all costs and expenses, including reasonable attorneys’ fees (both in-house and outside counsel), incurred by Administrative Agent in enforcing this Guaranty against Guarantor.
23.No Election of Remedies. Guarantor acknowledges that Administrative Agent may, in its sole discretion, elect to enforce this Guaranty for the benefit of itself and the Lenders for the total Guaranteed Obligations or any part thereof against Guarantor without any duty or responsibility to pursue any other person or entity and that such an election by Administrative Agent will not be a defense to any action Administrative Agent may elect to take against Guarantor.
24.Governing Law; Waiver of Jury Trial; Jurisdiction. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR AND ADMINISTRATIVE AGENT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND THE NOTE, AND THIS GUARANTY AND THE NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
GUARANTOR AND ADMINISTRATIVE AGENT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE

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ADVICE OF COMPETENT COUNSEL, (A) SUBMIT TO PERSONAL JURISDICTION IN THE STATE OF ILLINOIS OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS GUARANTY, (B) AGREE THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION OVER THE STATE OF ILLINOIS AND (C) SUBMIT TO THE JURISDICTION OF SUCH COURTS. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM (BUT NOTHING HEREIN WILL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). GUARANTOR FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO GUARANTOR AT THE ADDRESSES FOR NOTICES DESCRIBED IN THIS GUARANTY, AND CONSENTS AND AGREES THAT SUCH SERVICE WILL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN WILL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).
ADMINISTRATIVE AGENT AND GUARANTOR, TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS GUARANTY OR ANY CONDUCT, ACT OR OMISSION OF ADMINISTRATIVE AGENT OR GUARANTOR, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH ADMINISTRATIVE AGENT OR ANY GUARANTOR, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
25.Intentionally Deleted.
26.Subordination. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Loan. Guarantor agrees that, until the Loan has been irrevocably and indefeasibly paid in full, performed and discharged, and the Lenders no longer have any obligations to make Advances, Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt. Any such payments received by Guarantor must be held in trust for Administrative Agent for the benefit of itself and the Lenders and must be paid over to Administrative Agent on account of the Loan without reducing, impairing or releasing the obligations of Guarantor hereunder.
27.Limitation of Liability.
(a)Notwithstanding anything to the contrary contained herein, the maximum liability of the Guarantor under this Guaranty shall not exceed (i) (x) at all times prior to the Determination Date (defined below), the Base Guaranteed Amount (defined below as the same shall be determined from time to time) and (y) upon and at all times following the Determination Date (i.e., following the satisfaction of the Guaranty Cap Reduction Conditions) automatically (and no written instrument from Administrative Agent shall be necessary to effectuate such reduction, provided that Administrative Agent shall confirm the same in writing upon Borrower’s or Guarantor’s written request), the Reduced Guaranteed Amount, plus (ii) to the extent the following are not secured by the Property, all Lender-Provided Swap Obligations relating to the Loan, and any and all present and future Swaps and Lender-Provided Swap Transactions (other than Excluded Swap Obligations), plus (iii) the expenses and fees of legal counsel in connection with any

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collection and/or enforcement relative to this Guaranty. The “Determination Date” means the date upon which the Guaranty Cap Reduction Conditions have been met, provided such Guaranty Cap Reduction Conditions have actually been met.
Notwithstanding the foregoing or anything stated to the contrary in this Guaranty, at all times prior to the Determination Date following Administrative Agent’s determination that the Guaranty Cap Reduction Conditions have been satisfied, under no circumstances whatsoever shall the liability of Guarantor for the Base Guaranteed Amount exceed twenty-five percent (25.0%) of the Aggregate Commitment, so that, for example, if the Aggregate Commitment were $375,000,000.00, the maximum liability arising under clause (i) above would equal $93,750,000.00 under the conditions specified, or if the Aggregate Commitment were reduced to $200,000,000.00, the maximum liability arising under clause (i) above would equal $50,000,000.00 under the conditions specified (in all cases, it being understood that the Aggregate Commitment may never be less than the outstanding principal balance of the Loan)). Upon and at all times following the Determination Date following the satisfaction of the Guaranty Cap Reduction Conditions, liability for the Reduced Guaranty Amount shall be calculated as set forth in Section 27(c) below.
(b)For the purposes of this Guaranty, "Base Guaranteed Amount" shall mean, as the same is determined from time to time and subject to adjustment as set forth hereinabove, an amount equal to twenty-five percent (25.0%) of all principal owing under the Notes (as such principal amount(s) may be borrowed, repaid and re-borrowed pursuant to the terms and conditions of the Loan Agreement), such amount calculated based on the percentage listed in Section 27(a) above of the outstanding principal amount of the Notes as of the date the Notes become due and payable in full (whether at maturity or by acceleration or otherwise) (the "Due Date"). In determining the Base Guaranteed Amount, no payments or recoveries from any source whatsoever (including without limitation payments received from Borrower and proceeds from the foreclosure sales or other liquidation of collateral for the Loan, or any credit bids made by Administrative Agent and Lenders at any foreclosure sales) received by Administrative Agent or Lenders after the Due Date shall be applied to reduce the Base Guaranteed Amount.
(c)For the purposes of this Guaranty, "Reduced Guaranteed Amount" shall mean, as the same is determined from time to time and subject to adjustment as set forth hereinabove, an amount equal to all principal owing under the Revolving Portion of the Loan under the Notes (as such principal amount(s) may be borrowed, repaid and re-borrowed pursuant to the terms and conditions of the Loan Agreement), such amount calculated as of the Due Date. In determining the Reduced Guaranteed Amount, no payments or recoveries from any source whatsoever (including without limitation payments received from Borrower and proceeds from the foreclosure sales or other liquidation of collateral for the Loan, or any credit bids made by Administrative Agent and Lenders at any foreclosure sales) received by Administrative Agent or Lenders after the Due Date shall be applied to reduce the Reduced Guaranteed Amount.
(d)For the purposes of this Guaranty, “Guaranty Cap Reduction Conditions” shall refer to the occurrence of all of the following: (i) Accenture’s paying rent pursuant to the terms of the Accenture Lease, and (a) no monetary or other material event of default has occurred and is continuing thereunder beyond any notice and cure periods, (b) Accenture is not in bankruptcy (unless Accenture has affirmed and assumed its lease obligations in such proceedings); (ii) Borrower has achieved a Debt Service Coverage Ratio of at least 1.25 to 1.00 pursuant to and in accordance with the terms of Section 6.33 of the Loan Agreement; provided, however, the calculation of the Debt Service Coverage Ratio for this clause (ii) shall (a) not factor the Accenture Rent Adjustments into the calculation of Net Operating Income (i.e., the calculation of Net Operating Income, as it relates to the Accenture Lease, shall only include those rents actually collected by Borrower pursuant to the Accenture Lease), and (b) be calculated using the full commitment amount of the Loan; and (iii) Borrower shall have either (a) notified Administrative Agent in writing that clauses (i) through (ii) of this Section 27(d) have been satisfied and Administrative Agent shall have not objected to such determination within ten (10) Business Days of receipt of supporting documentation, or (b) provided

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a Borrower Certification (as defined in the Loan Agreement) certifying Borrower has confirmed that clauses (i) through (ii) of this Section 27(d) have been satisfied and Administrative Agent shall have not objected to such confirmation within ten (10) Business Days of receipt of supporting documentation, and in either case, the effective date of the Reduced Guaranteed Amount shall be “as of” date the Debt Service Coverage Ratio was determined to be satisfied, notwithstanding the notice or Borrower Certification date.
(e)Notwithstanding any other term or provision to the contrary contained herein, Guarantor's maximum liability under this Guaranty shall be reduced only by payments received from Guarantor under this Guaranty following the Due Date from its own funds (and not, as noted above, from liquidation of collateral). Additional advances (such as Protective Advances) made after the Due Date shall (x) at all times prior to the Determination Date, increase the Base Guaranteed Amount by an amount equal to twenty-five percent (25.0%) of the amount advanced (subject to the applicable liability cap set forth in Section 27(a) above) and (y) upon and at all times following the Determination Date following the satisfaction of the Guaranty Cap Reduction Conditions, increase the Reduced Guaranteed Amount on a dollar for dollar basis for the amount advanced.
(f)Guarantor agrees that any indebtedness which remains owing under the Loan Documents from time to time, including all indebtedness that remains owing after the application of payments received from Borrower and the application of proceeds received from the foreclosure of any deed of trust or mortgage (or after application of the credit bid of the Lenders at the foreclosure sale) and other liquidation of the collateral for the indebtedness secured thereby, shall be deemed to be indebtedness guaranteed hereby (subject to the limitation on the Base Guaranteed Amount or Reduced Guaranteed Amount, as applicable, guaranteed hereby as set forth herein and the limitation related to the Aggregate Commitment set forth above) (so that, for example, if following foreclosure and receipt of the foreclosure proceeds, the total principal indebtedness owing to Administrative Agent and Lenders under the Loan Documents is $53,750,000, and the Base Guaranteed Amount or Reduced Guaranteed amount, as applicable, as calculated herein is $53,750,000, the principal amount for which Guarantor would be liable to Administrative Agent and Lenders hereunder is the full $53,750,000), and Guarantor may not claim or contend so long as any such indebtedness remains outstanding that any payments received by Administrative Agent or Lenders from Borrower or otherwise (but expressly excepting any payments or proceeds received by Administrative Agent and Lenders from Guarantor under this Guaranty), or proceeds received by Administrative Agent and Lenders in connection with the liquidation of collateral, shall have reduced or discharged Guarantor's liability or obligations hereunder. Nothing contained in this paragraph shall be deemed to (a) limit or otherwise impair any of the waivers or agreements of Guarantor contained in the preceding or following sections of this Guaranty, (b) require Administrative Agent or Lenders to proceed against Borrower or any collateral before proceeding against Guarantor (any such requirement having been specifically waived), or (c) limit or otherwise impair any right Administrative Agent and Lenders would have in the absence of this paragraph
(g)Administrative Agent shall have the right to apply payments received from Borrower to the Loan in any manner elected by Administrative Agent, even if the manner of application does not reduce at all or to the greatest extent Guarantor's maximum aggregate obligation hereunder for payment of the Guaranteed Obligations.
(h)Within five (5) Business Days following Guarantor’s written request (which requests shall be limited to one request per month), Administrative Agent shall confirm in writing its calculation of the current Base Guaranteed Amount (or the Reduced Guaranteed Amount, as applicable) and the Aggregate Commitment based on information known to Administrative Agent as of the specified date.
(i)The limitations upon Guarantor's liability provided in this Section 27 will apply only to the payment obligations under Sections 2(i) of this Guaranty and not to the other Guaranteed Obligations. In

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addition to Guarantor's Obligations under this Guaranty, Guarantor is undertaking and agreeing to obligations under other guaranties, indemnities and agreements executed by Guarantor with respect to the Loan, none of which will be limited by this Section 27 above. For the avoidance of doubt, nothing herein shall limit or otherwise impair Guarantor’s liability under that certain Recourse Carve-Out Guaranty Agreement of even date herewith executed by Borrower in favor of Administrative Agent.
28.Document Imaging, Electronic Transactions and the UETA. Without notice to or consent of Borrower or Guarantor, Administrative Agent may create electronic images of this Guaranty and the other Loan Documents and destroy paper originals of any such imaged documents. Provided that such images are maintained by or on behalf of Administrative Agent as part of Administrative Agent’s normal business processes, Guarantor agrees that such images have the same legal force and effect as the paper originals, and are enforceable against Guarantor. Furthermore, if applicable, Guarantor agrees that Administrative Agent may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, the UETA, with the image of such instrument in Administrative Agent’s possession constituting an “authoritative copy” under the UETA.
29.Swap Eligibility. Guarantor represents that as of the date of the execution of this Guaranty, and is deemed to represent on each day that Borrower enters into a swap, that Guarantor is an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
30.[Intentionally Deleted].
31.Limited Recourse Provision. Notwithstanding anything else stated to the contrary in this Guaranty, none of the constituent members, partners, or any other constituent owners (whether direct or indirect) in Guarantor shall have any liability whatsoever for any of Guarantor's obligations under this Guaranty. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower's liability or obligations under the Loan Documents, or Administrative Agent's right to exercise any rights or remedies against any collateral securing the Loan.
32.Addendum. Attached hereto and incorporated into this Guaranty is an Addendum. In the event of any inconsistencies between the terms and conditions of such Addendum and the other terms and conditions of this Guaranty, the terms of the Addendum will control and be binding.
[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first set forth above.
GUARANTOR:
KBS REIT PROPERTIES III, LLC,
a Delaware limited liability company

By:	KBS LIMITED PARTNERSHIP III, a Delaware limited partnership, its sole member

	By:	KBS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation, its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer

Notice Address:
c/o KBS Capital Advisors, LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Bryce Lin

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ADDENDUM TO PAYMENT GUARANTY AGREEMENT
BY
KBS REIT PROPERTIES III, LLC
IN FAVOR OF
U.S. BANK NATIONAL ASSOCIATION
This Addendum supplements that certain Payment Guaranty Agreement to which it is attached (including all addenda attached thereto, and all modifications and amendments thereto, the "Guaranty") by KBS REIT Properties III, LLC, a Delaware limited liability company ("Guarantor") in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent ("Administrative Agent") for itself as a "Lender" and the other "Lenders" under the Loan Agreement. In the event of any conflict between the provisions of this Addendum, on the one hand, and the Guaranty, on the other hand, the provisions of this Addendum shall prevail and control. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Guaranty.
1.Agreement to Pay. The reference to "Guaranteed Obligations" set forth in clause (iv) of Section 3 of the Guaranty is hereby changed to "obligations of Borrower guaranteed hereunder".
2.Administrative Agent's Rights.
(a)Clause (vi) of Section 9 of the Guaranty is hereby deleted in its entirety and replaced with the following: "(vi) sell, release, surrender, exchange or compromise any security held by Administrative Agent for any of the obligations of Borrower guaranteed hereunder;"
(b)The reference to "Guaranteed Obligations" set forth in the last sentence of Section 9 of the Guaranty is hereby changed to "Obligations".
3.Unsecured Obligations. Notwithstanding anything to the contrary in the Guaranty or in any of the other Loan Documents, the obligations of Guarantor under the Guaranty are not secured by the Security Instrument.
4.Waivers. Without limiting any of the other waivers and provisions set forth in the Guaranty, Guarantor hereby waives:
(a)Any rights of Guarantor of subrogation, reimbursement, indemnification, and contribution against Borrower or any other person or entity, and any other rights and defenses that are or may become available to Guarantor or any other person or entity by reasons of any applicable Laws.
(b)All rights and defenses arising out of any election of remedies by Administrative Agent or Lenders even if that election of remedies, such as a nonjudicial foreclosure with respect to the security for the obligations of Borrower guaranteed hereunder, has destroyed the Guarantor's rights of subrogation and reimbursement against Borrower by the operation of any applicable Laws.
(c)All rights and defenses that Guarantor may have because the Borrower's debt is secured by real property. This means, among other things:

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(i)Administrative Agent and Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and
(ii)If Administrative Agent or Lenders foreclose on any real property collateral pledged by Borrower (x) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) the Administrative Agent and Lenders may collect from the Guarantor even if the Administrative Agent and Lenders, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from the Borrower.
The foregoing is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower's debt is secured by real property.
(d)Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and any and all other suretyship defenses now or hereafter available to Guarantor under applicable law.
(e)Any right Guarantor might otherwise have under applicable Laws or otherwise to have Borrower designate the portion of any indebtedness and obligations to be satisfied in the event that Borrower provides partial satisfaction of such indebtedness and obligations. Guarantor acknowledges and agrees that Borrower may already have agreed with Administrative Agent or Lenders, or may hereafter agree, that in any such event the designation of the portion of the indebtedness or obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Administrative Agent or Lenders rather than by Borrower.
(f)Any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Obligations or to any other guarantor of any of the Obligations with respect to such guarantor's obligations under its guaranty, in either case, pursuant to any antideficiency Laws which may be applicable or other applicable Laws which may limit or discharge the principal's indebtedness or such other guarantor's obligations.
(g)All benefits of any statute of limitations affecting Guarantor's liability under or the enforcement of the Guaranty or any of Borrower's obligations under any of the Loan Documents or any security therefor.
5.Obligations Remaining Outstanding After Payments and Liquidation of Collateral Shall Be That Guaranteed by the Guaranty. Guarantor agrees that any indebtedness or obligations which remain owing under the Loan Documents after the application of payments received from Borrower and the application of proceeds received from the foreclosure of the Security Instrument (or after application of the credit bid of the Administrative Agent or any Lender at the foreclosure sale) and other liquidation of the collateral for the Loan, shall be deemed to be part of the Guaranteed Obligations guaranteed hereby (subject to the terms and conditions of Section 27 above); and Guarantor may not claim or contend so long as any such indebtedness or obligations guaranteed hereby remain outstanding that any payments received by Administrative Agent or Lenders from Borrower or otherwise, or proceeds received by Administrative Agent or Lenders on the liquidation of the collateral for the Loan, shall have reduced or discharged Guarantor's liability or obligations hereunder (except to the extent that Borrower makes a voluntary payment and such payment reduces the outstanding principal amount of the Loan prior to the date the Notes become due and payable in full (on the maturity date, via acceleration or otherwise)). Nothing contained in this Section shall be deemed to (a) limit or otherwise impair any of the waivers or agreements of Guarantor contained in the other Sections of the Guaranty, (b) require Administrative Agent or Lenders to

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proceed against Borrower or any collateral for the Loan before proceeding against Guarantor (any such requirement having been specifically waived), or (c) limit or otherwise impair any rights Administrative Agent and Lenders would have in the absence of this Section.
6.Other Guaranties. The Guaranty is in addition to and independent of (and shall not be limited by) any other guaranty now existing or hereafter given by Guarantor or any other guarantors of Borrower's obligations to Administrative Agent and Lenders.
7.Guarantor Representations. Guarantor represents and warrants to Administrative Agent and Lenders that Guarantor now has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Loan Documents or referred to therein, the value of the assets owned or to be acquired by Borrower, Borrower's financial status and its ability to pay and perform the Obligations owed to Administrative Agent and Lenders. Guarantor further represents and warrants that Guarantor has reviewed and approved copies of the Loan Documents and is fully informed of the remedies Administrative Agent and Lenders may pursue, with or without notice to Borrower, in the event of an Event of Default under the Note or other Loan Documents. So long as any of the Guaranteed Obligations remains unsatisfied or owing to Administrative Agent or Lenders, Guarantor shall keep fully informed as to all aspects of Borrower's financial condition and the performance of the Obligations.
8.Bankruptcy. So long as any of the Obligations are owing to Administrative Agent and Lenders, Guarantor shall not, without the prior written consent of Administrative Agent, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower. Administrative Agent shall have the sole right to accept or reject any plan on behalf of Guarantor proposed in such case and to take any other action which Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Guarantor acknowledges and agrees that any interest on the Obligations that are guaranteed hereunder which accrues after the commencement of any such proceeding (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on any such portion of the Obligations if said proceedings had not been commenced) will be included in the Guaranteed Obligations (subject to the limitations set forth in Section 27(a) of this Guaranty, provided, however, that the foregoing shall not in any way limit Guarantor’s obligations under that certain Recourse Carve-Out Guaranty Agreement of even date herewith) because it is the intention of the parties that the Guaranteed Obligations should be determined without regard to any rule or law or order which may relieve Borrower of any portion of its Obligations. Guarantor hereby permits any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent and Lenders, or allow the claim of Administrative Agent and Lenders in respect of, any such interest accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Administrative Agent for the benefit of the Lenders Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person by way of dividend, adequate protection payment or otherwise. If all or any portion of the obligations of Borrower that are guaranteed hereunder are paid or performed by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Administrative Agent or Lenders as a preference, voidable transfer or otherwise in such case irrespective of payment in full of all obligations under the Loan Documents.
9.Understanding of Obligations and Waivers. Guarantor hereby acknowledges that: (i) the obligations undertaken by Guarantor in the Guaranty are complex in nature, (ii) numerous possible defenses to the enforceability of these obligations of Guarantor may presently exist and/or may arise hereafter, and (iii) as part of Administrative Agent's and Lenders' consideration for making the Loan, Administrative Agent and Lenders have specifically bargained for the waiver and relinquishment by Guarantor of all such

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defenses. Given all of the above, Guarantor does hereby represent and confirm to Administrative Agent and Lenders that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (A) the nature of all such possible defenses, (B) the circumstances under which such defenses may arise, (C) the benefits which such defenses might confer upon Guarantor, and (D) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes the Guaranty with the intent that the Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Administrative Agent and Lenders, and that Administrative Agent and Lenders are induced to make the Loan in material reliance upon the presumed full enforceability thereof.
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10.No Reliance. Guarantor, by initialing below, expressly represents and warrants that it did not rely on any representation, assurance or agreement, oral or written, not expressly set forth in the Guaranty in reaching its decisions to enter into the Guaranty and that no promises or other representations have been made to Guarantor which conflict with the written terms of the Guaranty. Guarantor represents to Administrative Agent and Lenders that (i) it has read and understands the terms and conditions contained in the Guaranty and the other Loan Documents executed in connection with the Guaranty, (ii) its legal counsel has carefully reviewed all of the Loan Documents (including, without limitation, the Guaranty) and it has received legal advice from counsel of its choice regarding the meaning and legal significance of the Guaranty and all other Loan Documents, (iii) it is satisfied with its legal counsel and the advice received from it, and (iv) it has relied only on its review of the Guaranty and the other Loan Documents and its own legal counsel's advice and representations (and it has not relied on any advice or representations from Administrative Agent or any Lender, or any of Administrative Agent's or any Lender's respective officers, employees, agents or attorneys). No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature may be used to supplement, modify or vary any of the terms of the Guaranty.

/s/CJS Guarantor’s Initials

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IN WITNESS WHEREOF, Guarantor caused this Addendum to be executed as of the day and year first written above.
KBS REIT PROPERTIES III, LLC,
a Delaware limited liability company

By:	KBS LIMITED PARTNERSHIP III, a Delaware limited partnership, its sole member

	By:	KBS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation, its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer

[Signatures follow on next page.]

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U.S. BANK NATIONAL ASSOCIATION,
a national banking association, as administrative agent

By:	/s/ Chris Coburn
Name: Chris Coburn Its: SVP

SMRH:4843-9410-4009	ADDENDUM S-2
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